Exhibit 10.4

CONSULTING AGREEMENT

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

November 24, 2009

JohnsonDiversey Holdings, Inc.

JohnsonDiversey, Inc.

8310 16th Street

Sturtevant, WI 53177

Ladies and Gentlemen:

This letter agreement serves to confirm the retention by JohnsonDiversey, Inc. (the “Company”), a wholly-owned subsidiary of JohnsonDiversey Holdings, Inc. (“Parent”), of Clayton, Dubilier & Rice, LLC or any successor to its investment management business (“Manager”) to provide management, consulting, advisory and financial services to Parent, the Company and their divisions and subsidiaries (collectively, the “Company Group”), as follows:

1. (a) The Company has retained us, and we hereby agree to accept such retention, to provide to the Company Group, when and if called upon, certain management, consulting, advisory, monitoring and financial services of the type customarily performed by Manager and its affiliates, including any services provided under Section 2.1(i) of the Stockholders Agreement (the “Consulting Services”). As compensation for the Consulting Services, commencing on the date hereof (the “Effective Date”), the Company agrees to pay Manager an annual fee (the “Advisory Fee”) in an amount equal to $5,000,000, payable in quarterly installments in advance at the beginning of each calendar quarter (except in the case of the initial Advisory Fee as provided in the next succeeding sentence), subject to adjustment from time to time as set forth below. The initial Advisory Fee shall be pro rated to reflect the portion of the current fiscal year which has elapsed prior to the Effective Date and shall be payable at the beginning of the first calendar quarter commencing after the date hereof (together with the quarterly installment for such quarter).

(b) If an employee of Manager or any of its affiliates is appointed to an executive management position (or a position of comparable responsibility) with the Company, then, for the period of such employee’s service in such position, the Advisory Fee shall be increased by an amount to be agreed by Manager and the Company (by a majority vote of the directors of Parent who are designated pursuant to Sections 2.1(a)(iii) and (iv) of the Stockholders Agreement, even though less than a quorum) but not to exceed 100% of the Advisory Fee then in effect. The Advisory Fee may otherwise be increased only by the Company (which increase will be deemed an “Affiliate Transaction” for purposes of Article SIXTH of Parent’s Second Amended and Restated Certificate of Incorporation). The Advisory Fee may not be decreased without the prior written consent of Manager.

2. In addition to the Advisory Fee, the Company shall, or shall cause one or more of its subsidiaries to, on behalf of itself and the other members of the Company Group (subject to paragraph 4), reimburse Manager and its affiliates and their respective employees and agents, from time to time upon request, for all reasonable out-of-pocket expenses incurred after the date hereof in the course of rendering the Consulting Services, including travel expenses and reasonable expenses of any legal, accounting or other professional advisors to Manager or its affiliates incurred by Manager in the course of rendering the Consulting Services. Manager may submit monthly expense statements to the Company or any other member of the Company Group, which statements shall be payable within 30 days. Nothing in this paragraph 2 shall limit any obligations of Parent or the Company to reimburse any costs and expenses to Manager, its subsidiaries or affiliates under the Investment and Recapitalization Agreement, dated as of October 7, 2009, among Parent, CDR Jaguar Investor Company, LLC (“CD&R Investor”), Commercial Markets Holdco, Inc. (“CMH”) and SNW Co., Inc. (“SNW”), as the same may be amended from time to time, the Stockholders Agreement, dated as of the date hereof, among Parent, CD&R Investor, CDR F&F Jaguar Investor, LLC (“CD&R F&F Investor”), CMH, SNW and the other stockholders of Parent party thereto from time to time (as the same may be amended from time to time, the “Stockholders Agreement”), the Registration Rights Agreement, dated as of the date hereof, among Parent, CD&R Investor, CD&R F&F Investor, CMH, SNW, Marga B.V. and the other stockholders of Parent party thereto from time to time, as the same may be amended from time to time, or the Indemnification Agreement, dated as of the date hereof, among Parent, the Company, Manager, CD&R Investor, CD&R F&F Investor, Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P. and Clayton, Dubilier & Rice, Inc. (as the same may be amended from time to time, the “Indemnification Agreement”).

3. (a) Each of Parent and the Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, Manager with such information (the “Information”) as Manager reasonably believes appropriate to its engagement hereunder. The Company acknowledges and agrees that (i) Manager will rely on the Information and on information available from generally recognized public sources in performing the Consulting Services and (ii) none of Manager, its affiliates and their respective officers, directors, employees and agents assumes responsibility for the accuracy or completeness of the Information and such other information.

(b) Each of Parent and the Company hereby consents to Manager sharing any information it receives from the Company Group with any affiliates of Manager (other than other portfolio companies) and to the internal use by Manager and such affiliates of any information received from the Company Group, subject, however, to (i) Manager maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law and (ii) the recipient of such information being subject to an agreement (or being under a duty of trust or confidence) to use such information only for purposes of performing Consulting Services hereunder and to maintain such shared information in confidence.

4. Parent and the Company (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the obligations of the Company under paragraphs 1 and 2 shall be borne jointly and severally by each member of the Company Group. If, at any time, no member of the Company Group is permitted to make any payment or reimbursement due to Manager under this letter agreement under the terms of any credit agreement, indenture or other financing agreement to which any member of the Company Group is a party, such obligations shall accrue as provided herein, but payment or reimbursement thereof shall be deferred until such time as (a) such payments are no longer prohibited under the terms of the applicable agreement, or (b) the amounts due thereunder are repaid in full. In the event of the liquidation of the Company, all amounts due Manager under this Agreement shall be paid to Manager before any liquidating distributions or similar payments are made to stockholders of the Company.

5. Parent and the Company (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the Consulting Services provided by Manager hereunder are being provided subject to the terms of this letter agreement (including, without limitation, paragraph 14) and the Indemnification Agreement.

6. Any advice or opinions provided by Manager or its affiliates may not be disclosed or referred to publicly or to any third party (other than to Commercial Markets Holdco, Inc. or the Company Group’s legal, tax, financial or other advisors), except in accordance with Manager’s prior written consent or if required by law or applicable legal process, or in judicial or administrative proceedings.

7. Manager shall act as an independent contractor, with duties solely to the Company Group. Parent and the Company acknowledge and agree that Manager may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of Manager and its affiliates that will be providing Consulting Services pursuant to this letter agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of the Company Group hereunder, including, without limitation, its obligation to pay the Advisory Fee or reimburse any expenses. None of Manager and its affiliates and their respective employees and agents shall, solely by virtue of this letter agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group, nor shall any of them have authority hereunder to contract in the name of or bind any member of the Company Group, except (i) to the extent that any professional employee of Manager or any of its affiliates may be serving as a director or an officer of any member of the Company Group or (ii) as expressly agreed to in writing by such member of the Company Group.

8. (a) This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(b) Any dispute, claim or controversy arising out of, relating to, or in connection with this contract, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this letter agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

(c) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(d) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within thirty days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(e) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(f) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law or applicable legal process, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

9. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

If to Parent or the Company:

JohnsonDiversey Holdings, Inc. 8310 16th Street Sturtevant, WI 53177 Attention: General Counsel Fax: (262) 631-4021

with a copy to (which shall not constitute notice):	Jones Day 77 West Wacker Drive Chicago, IL 60601 Attention: Elizabeth C. Kitslaar, Esq. Fax: (312) 782-8585

If to Manager:	Clayton, Dubilier & Rice, LLC 375 Park Avenue 18th Floor New York, New York 10152 Attention: Richard J. Schnall George K. Jaquette Fax: (212) 407-5252

with a copy to (which shall not constitute notice):	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Franci J. Blassberg, Esq. Jonathan E. Levitsky, Esq. Fax: (212) 909-6836

10. This letter agreement shall continue in effect until, and shall terminate upon, the earlier to occur of (a) the tenth anniversary of the date hereof and (b) the date on which the CD&R Holders (as defined in the Stockholders Agreement) cease to beneficially own at least 25% of the issued and outstanding shares of the Company’s Class A Common Stock. At any time following a Qualified IPO (as defined in the Stockholders Agreement), this letter agreement may be earlier terminated by the Company (following a determination of its Board of Directors, and without the need for the Requisite Approval (as defined in Article SEVENTH of Parent’s Second Amended and Restated Certificate of Incorporation)) upon 12 months’ prior notice to Manager. In any event, this letter agreement may be earlier terminated by Manager upon 30 days’ prior written notice to the Company. In the event of any termination of this letter agreement, the Company shall pay in cash to Manager any unpaid installment of the Advisory Fee and all expenses due under this agreement with respect to periods prior to the termination date.

11. Each party hereto represents and warrants that the execution and delivery of this letter agreement by such party has been duly authorized by all necessary action of such party.

12. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this letter agreement invalid or unenforceable in any respect.

13. It is expressly understood that the foregoing paragraphs 2 (with respect to expenses incurred prior to such termination), 4-10 and 12-20, in their entirety, survive any termination of this agreement.

14. Except in cases of breach of this letter agreement, gross negligence, fraud or willful misconduct, Manager shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of Consulting Services hereunder and in no event shall any such liability be in excess of the fees received by Manager hereunder. Each of Parent and the Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than Manager shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder shall be had against, any former, current or future officer, agent, affiliate or employee of Manager (or any of their successors’ or permitted assignees’), against any former, current or future general or limited partner, member or stockholder of Manager (or any of its successors’ or permitted assignees’) or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, “Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against the Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

15. This letter agreement may not be amended, restated, supplemented or otherwise modified, other than in a writing duly executed by the parties hereto. Any party hereto may waive (in writing) the benefit of any provision of this letter agreement with respect to itself for any purpose. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. This letter agreement, together with the Stockholders Agreement and Indemnification Agreement, constitute the entire agreement among Manager, Parent and the Company with respect to the subject matter of this letter agreement and supersede any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements or understandings between the parties in respect of the subject matter hereof other than those set forth or referred to in this letter agreement. Parent and the Company acknowledge and agree that, other than as set forth in paragraph 11, Manager makes no representations or warranties in connection with this letter agreement or its provision of services pursuant hereto. Parent and the Company agree that any acknowledgment or agreement made by Parent or the Company in this letter agreement is made on behalf of Parent, the Company and the other members of the Company Group.

16. This letter agreement shall be binding upon and inure to the benefit of the parties to this letter agreement and their respective successors and assigns; provided, that (i) neither this letter agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto and (ii) any assignment by Manager of its rights but not the obligations (except where the obligations are assigned to the successor to the investment management business of Clayton, Dubilier & Rice, LLC) under this letter agreement to any entity directly or indirectly controlling, controlled by or under common control with Manager shall be expressly permitted hereunder and shall not require the prior written consent of Parent or the Company. This letter agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this letter agreement, Manager Affiliates and their respective successors and assigns. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this letter agreement, expressed or implied, is intended to confer on any present or future holders of any securities of Parent or any other member of the Company Group or their respective affiliates (other than any such holder that is a member of the Company Group), or any present or future creditor of Parent or any other member of the Company Group or their respective affiliates, any rights or remedies under or by reason of this letter agreement or any performance hereunder.

17. Parent and the Company (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the provisions in Article EIGHTH of Parent’s Second Amended and Restated Certificate of Incorporation shall apply to CD&R Manager, to the same extent as Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P. and its other affiliates.

18. Manager will devote such time and efforts to the performance of the services contemplated hereby as Manager deems reasonably necessary or appropriate, provided that no minimum number of hours is required to be devoted on a weekly, monthly, annual or other basis. Parent and the Company acknowledge that Manager’s services are not exclusive to the Company Group and that Manager will render similar services to other persons and entities.

19. The word “including” and words of similar import when used in this letter agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified. This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

20. Index of Defined Terms. The following terms shall have the meanings defined in the paragraphs set forth below.

Term	Paragraph
Advisory Fee	1(a)
CMH	2
Company	Preamble
Company Group	Preamble
Consulting Services	1(a)
Effective Date	1(a)

Information	3(a)
JAMS Comprehensive Rules	8(b)
JAMS Streamlined Rules	8(b)
Manager	Preamble
Manager Affiliates	14
Parent	Preamble
Stockholders Agreement	2

[Remainder of page intentionally left blank.]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

CLAYTON, DUBILIER & RICE, LLC

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

AGREED TO AND ACCEPTED BY:

JOHNSONDIVERSEY HOLDINGS, INC.

By:	/s/ Joseph F. Smorada
	Name:	Joseph F. Smorada
	Title:	Executive Vice President and Chief Financial Officer

JOHNSONDIVERSEY, INC.

By:	/s/ Joseph F. Smorada
	Name:	Joseph F. Smorada
	Title:	Executive Vice President and Chief Financial Officer